EXHIBIT 10.12

SEPARATION AGREEMENT
This Separation Agreement (“Agreement”) is made and entered into by and between Lynn M. Utter (“Ms. Utter”) and Knoll, Inc. (“Knoll”) as of January 12, 2015.
WHEREAS, Ms. Utter and Knoll are parties to an Employment Agreement dated March 3, 2008, as amended (the “Employment Agreement”), and
WHEREAS, Ms. Utter has been employed under the terms of the Employment Agreement as the President and Chief Operating Officer of Knoll North America and, most recently, as President and Chief Operating Officer, Knoll Office; and
WHEREAS, Ms. Utter and Knoll now wish to end their employment relationship on mutually agreeable terms and provide for an orderly transition of her responsibilities.
NOW, THEREFORE, intending to be legally bound Ms. Utter and Knoll agree as follows:

1.TERMINATION OF EMPLOYMENT. Ms. Utter hereby resigns, effective April 10, 2015, from: (a) her current position with Knoll as President and Chief Operating Officer, Knoll Office, and (b) all other titles/positions currently held by Ms. Utter at Knoll or its affiliates and subsidiaries. Ms. Utter hereby resigns effective immediately from her position on the Knoll Retirement Plans Administration Committee.

2.TRANSITION PERIOD. In order to provide for a smooth transition, Ms. Utter will remain an “at-will” employee of Knoll until April 10, 2015 (the “Transition Term”). During the Transition Term, Ms. Utter will be responsible for assisting in the transition of her job responsibilities as directed by the Knoll Chief Executive Officer or the Knoll Board of Directors. Ms. Utter will continue to have a duty to act in the best interests of Knoll during the Transition Term. Ms. Utter agrees to take all accrued vacation time available to her during the Transition Term. Notwithstanding anything contained herein to the contrary, Ms. Utter agrees she will not bind Knoll (or its subsidiaries) to any obligation, contractual or otherwise, during the Transition Term without the prior written consent of the Knoll Chief Executive Officer, and Ms. Utter agrees to indemnify and hold Knoll harmless for any breach of the foregoing covenant.

3.SEPARATION PAYMENTS. Upon the conclusion of the Transition Term, or Ms. Utter’s earlier termination from employment without Cause (as defined in Section 5.01 of the Employment Agreement), Knoll will offer to provide Separation Payments equal to 12 months of Ms. Utter's base salary pursuant to the same payment schedule set forth in Section 5.04 of the Employment Agreement (the "Separation Payments"). In order to receive the Separation Payments, Ms. Utter must execute the General Release Agreement attached hereto as Exhibit A (the

“General Release”) after the conclusion of the Transition Term and prior to May 10, 2015, and she must continue to comply with her obligations under the General Release and Section 4.03 of the Employment Agreement. Notwithstanding anything contained herein, if Knoll terminates Ms. Utter’s employment prior to the end of the Transition Term for Cause (as defined in the Employment Agreement), or if Ms. Utter fails or refuses to perform the duties reasonably requested of her during the Transition Term, then Knoll shall have no obligation to pay the Separation Payments or any other amounts to Ms. Utter. For clarity purposes, Ms. Utter agrees her only rights to compensation based on separation of employment are the Separation Payments under and pursuant to this Agreement, and she has no rights to compensation under Section 5.04 of the Employment Agreement.

4.SALARY AND BENEFITS. During the Transition Term (or such shorter period if Ms. Utter’s employment with Knoll ends prior to April 10, 2015), Ms. Utter will be paid at her existing annual salary rate of $425,000, which will be paid in accordance with Knoll’s standard payroll practices, less all current and appropriate deductions. Ms. Utter will continue to participate as an employee in all of Knoll’s group benefits (health, dental, pension, 401(k)) until the conclusion of the Transition Term (or such earlier date if Ms. Utter’s employment with Knoll ends prior to April 10, 2015), at which time all benefits will terminate according to their terms, subject to available continuation coverage under “COBRA”. If Ms. Utter remains employed with Knoll as of the date Knoll pays out its 2014 incentive compensation payments (expected to be early to mid-February 2015), Ms. Utter will receive $400,000, representing a 2014 annual incentive bonus.

5.PROPRIETARY INFORMATION AND NON-COMPETITION. Ms. Utter acknowledges and reaffirms her Confidentiality, Non-Competition and Non-Solicitation obligations under Section 4.03 of the Employment Agreement and she agrees to fully comply with those restrictions. Ms. Utter agrees that, with the execution of this Agreement, she has returned to Knoll all Confidential Information and Documents (as defined in Section 4.03(a) of the Employment Agreement) and all other Knoll property. The Confidentiality obligations under Section 4.03 will continue to apply to any Confidential Information that Ms. Utter obtains or creates during the Transition Term, and all such remaining Confidential Information, Documents and other Knoll property shall be returned at the conclusion of the Transition Term. Nothing in this Agreement is intended to preclude Ms. Utter from testifying truthfully in any court of law or before an administrative agency, although Ms. Utter agrees that she will testify as to Knoll matters only if served with a lawfully executed subpoena. In the event that Ms. Utter receives any such subpoena to testify in a matter relating to Knoll, she shall notify Knoll's General Counsel within 48 hours.

6.NON-ADMISSION OF LIABILITY OR WRONGFUL CONDUCT. This Agreement shall not be construed as an admission by Knoll or Ms. Utter of any liability or acts of wrongdoing, nor shall it be considered to be evidence of any such liability or wrongdoing. This Agreement is executed as a compromise and to bring an amicable conclusion to the employment relationship.

7.CONFIDENTIALITY AND NON-DISPARAGEMENT. The existence, nature and terms of this Agreement and the General Release are strictly confidential and they have not been and shall not be disclosed by Knoll or Ms. Utter at any time to any person other than to their respective lawyers, accountants, family members (in the case of Ms. Utter), and managers or executives with a business need to know (in the case of Knoll) without the prior written consent of the other party, except as required by applicable law, including without limitation, applicable securities disclosure rules and regulations. Ms. Utter will not at any time criticize or disparage Knoll, or any Knoll officer, director or employee, or otherwise engage in any communications that would reflect adversely upon Knoll's reputation and goodwill. Knoll officers and executives with knowledge of this Agreement will not criticize or disparage Ms. Utter, or otherwise engage in any communications that would reflect adversely upon her reputation, except as required by applicable law, including without limitation, applicable securities disclosure rules and regulations.
8.    GOVERNING LAW. This Agreement shall be interpreted under the laws of the Commonwealth of Pennsylvania.
9.    SEVERABILITY. The provisions of this Agreement are severable, and if any part of this Agreement is found by a court of law to be unenforceable, the remainder of the Agreement will continue to be valid and effective.
10.    SOLE AND ENTIRE AGREEMENT. This Agreement, together with those sections of the Employment Agreement referenced herein, sets forth the entire agreement between the parties with respect to the matters covered herein. Ms. Utter affirms that no other promise or agreement of any kind has been made to or with her by any person or entity to cause her to execute this document, and that she fully understands the meaning and intent of this Agreement, including but not limited to, its final and binding effect.

Date:January 12, 2015	/s/ Lynn M. Utter Lynn M. Utter
Date:January 12, 2015	For:Knoll, Inc. By: /s/ Andrew B. Cogan Andrew B. Cogan Chief Executive Officer

EXHIBIT A

GENERAL RELEASE AGREEMENT